Exhibit 10.12

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

The date of this prospectus is February 17, 2009.

MARSH & McLENNAN COMPANIES, INC.

2000 SENIOR EXECUTIVE INCENTIVE AND STOCK AWARD PLAN

Terms and Conditions of January 29, 2008

Stock Option and Restricted Stock Unit Award to Brian Duperreault

This award (the “Award”) was granted to you on January 29, 2008 (the “Award Date”) under the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan (the “Plan”) pursuant to the employment agreement between you and MMC, dated as of January 29, 2008 (the “Employment Agreement”). For purposes of these Terms and Conditions, “MMC” means Marsh & McLennan Companies, Inc. and any successor thereto.

I.	GRANT, VESTING, EXERCISABILITY AND DISTRIBUTION OF AWARD

A.	Grant of Award

1.	Your Award consists of a nonqualified stock option to acquire 1,200,000 shares of MMC common stock (the “Option”), a restricted stock unit award in respect of 300,000 shares of MMC common stock (“Initial RSUs”), and a restricted stock unit award in respect of 43,997 shares of MMC common stock (“Make-Whole RSUs”, together with the Initial RSUs, “RSUs”).

B.	Nonqualified Stock Option

1.	General. A stock option represents the right to purchase a specified number of shares of MMC common stock at a specified per-share exercise price, subject to the conditions set forth herein. The per-share exercise price for the Option is $27.275 (the “Exercise Price”).

2.

Vesting. One-third ( 1/3) of the Option Shares covered by the Option will vest as provided in Section I.B.2.i (the “First Tranche Option Shares”), one-third ( 1/3) of the Option Shares covered by the Option will vest as provided in Section I.B.2.ii (the “Second Tranche Option Shares”), and one-third ( 1/3) of the Option Shares covered by the Option will vest as provided in Section I.B.2.iii (the “Third Tranche Option Shares” together with the First Tranche Option Shares and the Second Tranche Option Shares, the “Option Shares”).

i.	First Tranche Option Shares. Subject to your continued employment, fifty percent (50%) of the First Tranche Option Shares will vest and become exercisable on each of the first two anniversaries of the Award Date. If your employment terminates prior to the second anniversary of the Award Date, your right to any unvested First Tranche Option Shares will be determined in accordance with Section IV below.

ii.	Second Tranche Option Shares. Subject to your continued employment, the Second Tranche Option Shares will vest and become exercisable on the first day that the closing price of a share of MMC common stock on the New York Stock Exchange has exceeded the Exercise Price by twenty percent (20%) or more for fifteen consecutive trading days (the “Second Tranche Performance Target”). Because the Exercise Price is $27.275, the Second Tranche Performance Target is $32.73. If your employment terminates prior to the Second Tranche Option Shares becoming vested in accordance with this paragraph, your right to any unvested Second Tranche Option Shares will be determined in accordance with Section IV below.

iii.	Third Tranche Option Shares. Subject to your continued employment, the Third Tranche Option Shares will vest and become exercisable on the first day that the closing price of a share of MMC common stock on the New York Stock Exchange has exceeded the Exercise Price by forty percent (40%) or more for fifteen consecutive trading days (the “Third Tranche Performance Target”). Because the Exercise Price is $27.275, the Third Tranche Performance Target is $38.185. If your employment terminates prior to the Third Tranche Option Shares becoming vested in accordance with this paragraph, your right to any unvested Third Tranche Option Shares will be determined in accordance with Section IV below.

3.	Exercisability and Expiration Date. Subject to your continued employment, the Option will expire on the day immediately preceding the tenth anniversary of the Award Date (the “Expiration Date”) (unless the Option expires earlier due to a termination of employment, as described in Section IV). Once vested, Option Shares are exercisable until the Expiration Date unless such Option Shares are subject to an earlier expiration date due to a termination of employment or forfeiture, in either case as described in Section IV.

C.	Restricted Stock Units

1.	General. An RSU represents an unfunded and unsecured promise to deliver (or cause to be delivered) to you, subject to these Terms and Conditions and the terms and conditions of the Plan, one (1) share of MMC common stock as soon as practicable (but no later than 60 days) after vesting or as otherwise specifically provided herein.

2.

Vesting. Subject to your continued employment, the Initial RSUs will vest on the third anniversary of the Award Date, seventy-five percent (75%) of the Make-Whole RSUs will vest on the first anniversary of the Award Date and twenty-five percent

(25%) of the Make-Whole RSUs will vest on the second anniversary of the Award Date. Any date on which an RSU is scheduled to vest is an “RSU Scheduled Vesting Date”. If your employment terminates prior to an RSU Scheduled Vesting Date, your right to the RSUs will be determined in accordance with Section IV below.

3.	Delivery of Shares. Shares of MMC common stock (and/or cash or other property in accordance with Section V) in respect of the vested RSUs covered by the Award shall be distributed to you as soon as practicable after vesting, and in no event later than sixty (60) days after vesting. The delivery of shares (and/or cash or other property in accordance with Section V) in respect of the RSUs is conditioned on your satisfaction of any applicable tax withholding with respect to the Award.

II.	RIGHTS IN RESPECT OF THE AWARD; DIVIDEND EQUIVALENTS

A.	Unless and until both the vesting conditions of the Award have been satisfied and shares of MMC common stock have been delivered to you in accordance with the terms and conditions described herein, you have only the rights of a general unsecured creditor and you have none of the attributes of ownership to such shares of stock (e.g., units cannot be used as payment for stock option exercises; units may not be transferred or assigned; units have no voting rights).

B.	Dividend Equivalents on RSUs. Dividend equivalents are payable on each RSU at or after the time of distribution of any dividend paid by MMC in respect of a share of its common stock, the record date of which occurs on or after the Award Date. You shall be entitled to receive an amount (less applicable withholding) equal to such dividend payment as would have been made in respect of one (1) share of MMC common stock for each RSU covered by the Award. Payment of a dividend equivalent shall be made only with respect to RSUs that are outstanding on the ex-dividend date.

III.	METHOD OF EXERCISE OF AN OPTION

A.	General Procedures

The Option may be exercised by written notice to MMC or an agent appointed by MMC, in form and substance satisfactory to MMC, which must state the election to exercise such Option, the number of shares of MMC common stock for which such Option is being exercised and such other representations and agreements as may be required pursuant to the provisions of these Terms and Conditions and the Plan (the “Exercise Notice”). The Exercise Notice must be accompanied by any required income tax forms.

B.	Payment of Exercise Price

Payment of the aggregate exercise price may be made with U.S. dollars or by tendering shares of MMC common stock (including shares acquired from a stock option exercise or a stock award vesting) which you have owned for at least six months prior to the exercise date having a value equal to or greater than the aggregate exercise price.

C.	Satisfaction of Income and Social Security Tax Withholding Obligation

Applicable taxes (including payroll and FICA taxes) are required by law to be withheld when an Option is exercised. A sufficient number of shares of MMC common stock resulting from the Option exercise will be retained by MMC to satisfy the tax withholding obligation unless you elect in the Exercise Notice to satisfy all applicable tax withholding by check.

D.	Registration and Distribution of Shares

1.	The shares of MMC common stock from your Option exercise will be registered as specified in the Exercise Notice, as of the date of exercise. The shares may be registered only in (i) your name or (ii) your name and your spouse’s name as joint tenants with rights of survivorship.

2.	The shares of MMC common stock from your Option exercise will be distributed as specified in the Exercise Notice, after you have satisfied your tax withholding obligation.

3.	You will receive written confirmation of the Option exercise by mail at your home address on file, generally within a week following the exercise date.

IV.	TERMINATION OF EMPLOYMENT

If your employment with MMC or any of its subsidiaries or affiliates (the “Company”) terminates, the following shall apply:

A.	Death

1.	Option. In the event your employment is terminated because of your death, the Option will vest with respect to any unvested Option Shares and will become exercisable at such termination of employment. The person or persons to whom your rights under the Option shall pass by will or the laws of descent and distribution shall be entitled to exercise such Option with respect to vested Option Shares (and any Option Shares that were vested at the time of your death) within two years after the date of death, but in no event shall the Option be exercised beyond the Expiration Date.

2.	Restricted Stock Units. In the event your employment is terminated because of your death, all of your unvested RSUs will vest at such termination of employment and will be distributed as described in Section I.C.3.

B.	Disability

1.	Option. In the event your employment is terminated due to your “Disability” (as defined in the Employment Agreement), the Option will vest with respect to any unvested Option Shares and will become exercisable at such termination of employment. Such vested Option Shares (and any Option Shares that were vested at the time of your termination of employment) shall be exercisable for two years following your termination of employment, but in no event shall the Option be exercised beyond the Expiration Date.

2.	Restricted Stock Units. In the event your employment is terminated due to your Disability, all of your unvested RSUs will vest at such termination of employment and will be distributed as described in Section I.C.3.

C.	By the Company without Cause; by You for Good Reason

1.	Option. In the event your employment is terminated by the Company without Cause or by you for Good Reason (each as defined in the Employment Agreement), the Option will vest with respect to any unvested Option Shares and will become exercisable at such termination of employment. Such vested Option Shares (and any Option Shares that were vested at the time of your termination of employment) shall be exercisable until the earlier of ninety (90) days following your termination of employment and the Expiration Date.

2.	Restricted Stock Units. In the event your employment is terminated by the Company without Cause or by you for Good Reason, all of your unvested RSUs will vest at such termination of employment and will be distributed as described in Section I.C.3.

D.	All Other Employment Terminations

1.	For all other terminations of employment, all of your rights, title and interest in and to the Award, whether vested or unvested, shall be forfeited on the date of such termination of employment, except to the extent that the Compensation Committee of the MMC Board of Directors (the “Committee”) may determine otherwise.

2.	For purposes of these Terms and Conditions, your employment will be treated as terminated when you are no longer employed by MMC or any affiliate or subsidiary of MMC.

V.	CHANGE IN CONTROL PROVISIONS

A.	Treatment of the Option and Initial RSUs in a Change in Control

The provisions of the Employment Agreement regarding the treatment of the Option and Initial RSUs in the event of a “Change in Control” of MMC (as defined in the Plan) shall be operative and shall control.

B.	Treatment of Make-Whole RSUs in a Change in Control

1.	Change in Control if the Make-Whole RSUs are Assumed by a Successor

i.	Upon the occurrence of a Change in Control of MMC, if the Make-Whole RSUs are Assumed (as defined in Section V.B.2) by the entity effecting the Change in Control, the Make-Whole RSUs will vest as provided in Section I.C.2 or, if earlier, will become fully vested upon your termination of employment by the Company without Cause or for Good Reason during the 24-month period following such Change in Control.

ii.	For purposes of these Terms and Conditions, the Make-Whole RSUs will be considered assumed (“Assumed”) if the following conditions are met:

(a)	Make-Whole RSUs are converted into a replacement award covering a number of shares of the entity effecting the Change in Control (or a successor or parent corporation), as determined in a manner substantially similar to the treatment of an equal number of shares of MMC stock covered by the Make-Whole RSUs; provided that to the extent that any portion of the consideration received by holders of MMC common stock in the Change Control transaction is not in the form of the common stock of such entity (or a successor or parent corporation), the number of shares covered by the replacement award shall be based on the average of the high and low selling prices of the common stock of such entity (or a successor or parent corporation) on the established stock exchange on the trading day immediately preceding the date of the Change in Control.

(b)	The replacement award contains provisions for scheduled vesting and treatment on termination of employment (including the definition of Cause) that are no less favorable to you than the Make-Whole RSUs, and all other terms of the replacement award (other than the security and number of shares represented by the replacement award) are substantially similar to the Make-Whole RSUs.

(c)	The security represented by the replacement award is of a class that is publicly held and widely traded on an established stock exchange.

2.	Change in Control if the Make-Whole RSUs are not Assumed by a Successor

i.	Upon the occurrence of a Change in Control of MMC, if the Make-Whole RSUs are not Assumed by the entity effecting the Change in Control, the Make-Whole RSUs will become fully vested on the date of the Change in Control and any restrictions contained in the terms and conditions of the Make-Whole RSUs shall lapse.

ii.

As soon as practicable following the date of the Change of Control but in no event later than 60 days following such date, you will receive the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) which you would have received in the Change in Control transaction had you been, immediately prior to such transaction, a holder of that number of shares of MMC common stock equal to the number Make-Whole RSUs.

C.	Additional Payment

1.	The value of the accelerated vesting of any portion of the Award in connection with a Change in Control (the “Accelerated Award”) may be subject to a 20% federal excise tax under Section 4999 (the “Excise Tax”) of the Internal Revenue Code of 1986, as amended (the “Code”). The Excise Tax is imposed on a select group of highly-compensated employees when the value, as determined by applicable regulations, of payments in the nature of compensation contingent on a Change in Control (including an amount reflecting the value of the accelerated vesting of the Award) equals or exceeds three times the average of your last five years’ W-2 earnings

2.	If a Change in Control occurs and the vesting of the Award is accelerated, MMC will determine if the Excise Tax is payable by you. If the Excise Tax is payable by you, MMC will pay to you, within five business days of making the determination, an amount of money (the “Additional Payment”) such that after payment of applicable federal, state and local income taxes (other than any taxes arising under Section 409A of the Code), employment taxes and any Excise Tax imposed upon the Additional Payment, you will retain an amount of the Additional Payment equal to the Excise Tax imposed in respect of the Accelerated Award. If the Additional Payment, after payment of such taxes, is later determined to be less than the amount necessary to reimburse you for the Excise Tax you owe in respect of the Accelerated Award, a further payment will be made to you. If the Additional Payment, after payment of applicable taxes, is later determined to be more than the amount necessary to reimburse you for the Excise Tax you owe in respect of the Accelerated Award, you will be required to reimburse MMC for such excess.

VI.	OTHER PROVISIONS

A.	No Right to Continued Employment. The granting of the Award or, in the case of the Option, any exercise thereof does not give you any right to continue to be employed by the Company for any specific duration, or restrict, in any way, your right or the right of your employer to terminate your employment at any time for any reason, with or without cause or prior notice.

B.	During your lifetime, the Option shall be exercisable only by you, and no right hereunder related to the Award shall be transferable except by will or the laws of descent and distribution. Any shares of MMC common stock that may be deliverable to you following your death shall be delivered to the person or persons to whom your rights pass by will or the law of descent and distribution, and such delivery shall completely discharge the Company’s obligations under the Award.

C.	Neither you nor any person entitled to exercise your rights in the event of your death shall have any of the rights of a stockholder with respect to the shares of MMC common stock subject to an Award, unless, and until, you (or such person) have received the shares in respect of such Award.

D.	The Company is not liable for the non-issuance or non-transfer, nor for any delay in the issuance or transfer, of any shares of MMC common stock subject to your Award or otherwise pursuant to the Plan due to you which results from the inability of the Company to obtain, or in any delay in obtaining, from each regulatory body having jurisdiction, all requisite authority to issue or transfer shares of MMC common stock, if counsel for the Company deems such authority necessary for the lawful issuance or transfer of any such shares.

E.	The Award is subject to all of these Terms and Conditions and to the terms and conditions of the Plan and to the terms and conditions of the Employment Agreement, and your acceptance of the Award shall constitute your agreement to the terms and conditions of the Plan and the administrative regulations of the Committee. In the event of any inconsistency between these Terms and Conditions, the Employment Agreement and the provisions of the Plan, the provisions of the Plan shall prevail (other than with respect to treatment of the Options and the Initial RSUs in a Change in Control, in which case the Employment Agreement shall prevail). In the event of any inconsistency between these Terms and Conditions and any provision of the Employment Agreement, the Employment Agreement shall prevail. Your acceptance of the Award constitutes your agreement that the shares of MMC common stock acquired hereunder, if any, will not be sold or otherwise disposed of by you in violation of any applicable securities laws or regulations.

F.	The Award shall be subject to such additional administrative regulations as the Committee may, from time to time, adopt. All decisions of the Committee upon any questions arising under these Terms and Conditions or the Plan shall be conclusive and binding. The Committee may delegate to any other individual or entity the authority to perform any or all of the functions of the Committee under the Award, and references to the Committee shall be deemed to include any such delegate.

G.	The Committee may, in its sole discretion, amend the terms of the Award; provided, however, that if the Committee concludes that such amendment is likely to materially impair your rights with respect to the Award, such amendment shall not be implemented with respect to your Award without your consent.

H.	The Committee has full discretion and authority to control and manage the operation and administration of the Awards and the Plan. The Committee is comprised of at least two members of the MMC Board of Directors.

I.	The Plan, and the granting of Awards and exercising of Options thereunder, and the obligations of the Company and its employees (including you) under the Plan, shall be subject to all applicable governmental laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, including, but not limited to, tax and securities regulations.

J.	The MMC Board of Directors may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant awards under the Plan; except that, without the consent of an affected participant, no such action may materially adversely affect the rights of such participant under any award theretofore granted to him or her. Following the occurrence of a Change in Control (as defined in the Plan), the MMC Board of Directors may not terminate the Plan or amend the Plan with respect to awards that have already been granted in any manner adverse to employees.

K.	Awards relating to not more than eight million (8,000,000) shares of MMC common stock (par value $1.00 per share), plus such number of shares remaining unused under preexisting stock plans approved by MMC’s stockholders, may be issued under the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan. Employees of the Company will be eligible for awards under the Plan. MMC common stock is traded on the New York Stock Exchange under the symbol “MMC” and is subject to market price fluctuation. Shares of MMC common stock delivered in respect of the Award may be obtained through open market purchases, treasury stock or newly issued shares.

L.	The Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974. Your right to payment of your Award is the same as the right of an unsecured general creditor of the Company.

M.	There are no investment fees associated with your Award, and MMC pays all administrative expenses associated with your Award, although you will be responsible for any fees associated with the sale of any shares of MMC common stock delivered in respect of the Award.

Please retain this document in your permanent records. If you have any questions regarding the Plan or your Award or would like an account statement detailing each type of equity-based award and the number of shares covered by such equity-based award that comprises your Award, and the exercise price, vesting date(s) and expiration date of such equity-based awards that comprise your Award, or any other information please contact:

MMC Global Compensation

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, New York l0036-2774

Telephone Number: (212) 345-9722

Facsimile Number: (212) 948-8481

VII.	FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the United States Federal income tax consequences of the equity-based awards that may comprise your Award. This discussion does not address all aspects of the U.S. Federal income tax consequences that may be relevant to you in light of your personal investment or tax circumstances and does not discuss any state or local tax consequences of your Award. This section is based on the Code, its legislative history, existing and proposed regulations under the Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Please consult your own tax advisor concerning the application of the U.S. Federal income tax laws to your particular situation, as well as the applicability and effect of any state or local tax laws before taking any actions with respect to your Award.

A.	Nonqualified Stock Option

You will not be subject to tax upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, an amount equal to the excess of the fair market value of the shares of common stock acquired on the date of exercise over the exercise price paid is taxable to you as ordinary income. This amount of income will be subject to income and employment tax withholding. Your basis in the shares of common stock received will equal the fair market value of the shares of common stock on the date of exercise, and your holding period in such shares will begin on the day following the date of exercise. Upon your subsequent disposition of shares of common stock acquired upon the exercise of a nonqualified stock option, you will recognize capital gain or loss based upon the difference between the amount realized on such disposition and your basis in such shares, and such amount will be long-term capital gain or loss if such shares were held for more than 12 months. In the taxable year in which you recognize ordinary income upon the exercise of a nonqualified stock option, the Company generally will be entitled to a deduction equal to the amount of income recognized by you.

B.	Restricted Stock Units

You will not be subject to tax upon the grant of a restricted stock unit. Upon vesting of restricted stock units, the fair market value of the shares of common stock covered by the Award on the vesting date will be subject to FICA employment tax withholding. Upon distribution of the shares of common stock (or, in the event of a Change in Control of MMC, cash or other property, if applicable) underlying the restricted stock units, you will recognize as ordinary income an amount equal to the fair market value on the date of distribution of the shares of common stock (and/or cash or other property) received. This amount of income will be subject to income tax withholding on the date of distribution. Your basis in any shares of common stock received will be equal to the fair market value of the shares of common stock on the date of distribution, and your holding period in such shares will begin on the day following the date of distribution. If any dividend equivalents are paid to you, they will be includible in your income as additional compensation (and not as dividend income) and will be subject to income and employment tax withholding. In the taxable year in which you recognize ordinary income on account of shares of common stock awarded to you, the Company generally will be entitled to a deduction equal to the amount of income recognized by you.

C.	Section 409A

Notwithstanding any other provision herein, your Award may be subject to additional restrictions to ensure compliance with the requirements of Section 409A of the Code (regarding nonqualified deferred compensation) and regulations thereunder. The Committee intends to administer the Awards in accordance with Section 409A of the Code and reserves the right to make changes in the terms or operations of the Awards (including changes that may have retroactive effect) deemed necessary or desirable to comply with Section 409A of the Code. This means, for example, that the timing of distributions may be different from those described in this document or in other materials relating to the Award or the Plan that do not yet reflect Section 409A of the Code and the regulations thereunder and, in any event, in the event that the Company determines that you are a “specified employee” (as defined in Section 409A of the Code) at the time of your separation from service with the Company, distributions in respect of your RSUs that are covered by Section 409A of the Code which are triggered by your separation from service shall be delayed until the first business day after the six-month period following such separation (or, if earlier, shall be made upon your death). If your Award is not in compliance with Section 409A of the Code, you may be subject to immediate taxation of all vested but unpaid awards under the Plan that are subject to Section 409A of the Code, interest at the underpayment rate plus 1%, and a 20% penalty.

VIII.	RESALE RESTRICTIONS

A.	If you are an “affiliate” of MMC at the time you exercise an option and/or receive shares of MMC common stock in respect of the Award, your ability to resell those shares may be restricted. In order to resell such shares, you will be required either to observe the resale limitations of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or offer your shares for resale in compliance with another applicable exemption from the registration requirements of the Securities Act.

B.	An “affiliate” is defined, for purposes of the Securities Act, as a person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, MMC. A “person” is defined to include any relative or spouse of the person and any relative of the person’s spouse who has the same home as the person, any trust, estate, corporation or other organization in which the person or any of the foregoing persons has collectively more than 10% beneficial interest, and any trust or estate for which the person or any of the foregoing persons serves as trustee, executor or in any similar capacity. A person “controls, is controlled by or is under common control” with MMC when that person directly or indirectly possesses the power to direct or cause the direction of the management and policies of MMC whether through the ownership of voting securities, by contract or otherwise.

IX.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

A.	The Annual Report on Form 10-K of MMC for its last fiscal year, MMC’s Registration Statement on Form 8 dated February 3, 1987, describing MMC common stock, including any amendment or reports filed for the purpose of updating such description, and MMC’s Registration Statement on Form 8-A/A dated January 26, 2000, describing the Preferred Stock Purchase Rights attached to the common stock, including any further amendment or reports filed for the purpose of updating such description, which have been filed by MMC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein.

B.	All documents subsequently filed by MMC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the end of MMC’s last fiscal year and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

C.	The Annual Report can be viewed on MMC’s website at http://www.mmc.com/investors/current.php. Participants may receive without charge, upon written or oral request, a copy of any of the documents incorporated herein by reference and any other documents that constitute part of this Prospectus by contacting MMC Global Compensation as indicated above.